Exhibit 10.7

NIMBLE STORAGE, INC.

2645 Zanker Road

San Jose, CA 95134

February 4th 2010

Mike Munoz

[Address]

Re:	Employment Terms

Dear Mike:

Nimble Storage, Inc. (the “Company”) is pleased to offer you the position of Vice President of Sales on the following terms.

You will report to the CEO. You will be based at the company’s Silicon Valley office.

Your base salary will be paid at the rate of $175,000.00 annually, less payroll deductions and all required withholdings. You will be paid twice monthly and you will be eligible for the following standard Company benefits: health, dental, and vision insurance, vacation, and holidays. Details about these benefit plans are available for your review.

Your total on-target annual commission is $175,000.00 with the variable compensation above your base salary contingent on beta site recruiting and meeting revenue sales targets.

Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 306,388 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Company’s 2008 Equity Incentive Plan (the “Plan”) and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. Your option agreement shall also provide that in the event that you are terminated without cause or constructively terminated within twelve months following a change of control transaction involving the corporation, the lesser of 25% of the originally granted shares or the remaining unvested shares shall vest immediately on the date of such termination.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures as may be in effect from time to time. You also agree to read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”), attached hereto as Exhibit A.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including the trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the county of Santa Clara, California, conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company.

This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them to me by February 9th, 2010. If you accept our offer, we would like you to start work on March 15th, 2010 or on another start date mutually agreeable to you and the Company.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

NIMBLE STORAGE, INC.

/s/ Varun Mehta
Varun Mehta
President and Chief Executive Officer

Exhibit A – Proprietary Information

Understood and Accepted:

/s/ Mike Munoz	2/5/10
Mike Munoz	Date

Exhibit A

Employee Proprietary Information and Inventions Agreement